EXHIBIT 5.1
OPINION OF RONALD A. WOESSNER, ESQ.
[ZIX CORPORATION LETTERHEAD]
January 9, 2006
Zix Corporation
2711 North Haskell Avenue
Suite 2200, LB 36
Dallas, Texas 75204-2960
Ladies and Gentlemen:
     I have acted as General Counsel to Zix Corporation, a Texas corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale of 1,340,000 shares (the “Shares”) of the Company’s common stock, $.01 par value per share. The Shares are being registered pursuant to a Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Registration Statement”).
     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In connection with this opinion, I have examined such documents and records of the Company and such statutes, regulations and other instruments and certificates as I have deemed necessary or advisable for the purposes of this opinion. I have assumed that all signatures on all documents presented to me are genuine, that all documents submitted to me as originals are accurate and complete, and that all documents submitted to me as copies are true and correct copies of the originals thereof. I have also relied upon such other certifications of public officials, corporate agents and officers of the Company, and such other certifications with respect to the accuracy of material factual matters contained therein which were not independently established.
     Based on the foregoing, I am of the opinion that the Shares are validly issued, fully paid and nonassessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ronald A. Woessner

Ronald A. Woessner
Senior Vice President, General Counsel and Secretary for Zix Corporation